Putnam American Government Income Fund, September 30, 2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		8,255
Class B		62
Class C		206
Class M		19

72DD2 (000s omitted)

Class R		83
Class R5		16
Class R6		152
Class Y		684

73A1

Class A		.195
Class B		.130
Class C		.131
Class M		.172

73A2

Class R		.171
Class R5		.220
Class R6		.231
Class Y		.219

74U1	(000s omitted)

Class A		40,112
Class B		405
Class C		1,363
Class M		87

74U2	(000s omitted)

Class R		423
Class R5		75
Class R6		626
Class Y		2,713

74V1

Class A		8.59
Class B		8.51
Class C		8.55
Class M		8.67

74V2

Class R		8.61
Class R5		8.58
Class R6		8.56
Class Y		8.56

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.